Exhibit 1

                             LIBERTY BANCORP, INC.

                       COMPUTATION OF EARNINGS PER SHARE


                                                     Six Months      Three Months
                                                        Ended            Ended
                                                    June 30, 1999    June 30, 1999
                                                    -------------    -------------
Net income                                            $  610,753      $  299,556
                                                      ----------      ----------

Weighted average common shares outstanding             3,691,028       3,628,162

Common stock equivalents due to dilution effect
   of stock options                                         None            None

Total weighted average common shares and
   equivalents outstanding                             3,691,028       3,628,162
                                                      ----------      ----------

Basic earnings per common share                       $     0.17      $     0.08
                                                      ==========      ==========

Diluted earnings per common share                     $     0.17      $     0.08
                                                      ==========      ==========